Exhibit 99.3

LIBERTY MEDIA CORPORATION ANNOUNCES COMBINATION OF LIBERTY STARZ AND LIBERTY CAPITAL TRACKING STOCKS

Englewood, Colo, November 17, 2011 - Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LSTZA, LSTZB) (“Liberty”) today announced that its board of directors has unanimously voted to eliminate Liberty's tracking stock structure by converting each share of its Liberty Starz common stock into 0.88129 of a share of the corresponding series of Liberty Capital common stock, effective at 5:00 p.m., New York City time, on November 28, 2011 (the “Conversion Date”). Cash will be paid in lieu of fractional shares.
“We are pleased to announce the combination of Liberty Starz and Liberty Capital into an asset-backed security,” said Greg Maffei, Liberty President and CEO. “The board of directors determined this was the right move to increase the value for both Liberty Capital and Liberty Starz shareholders by eliminating the 'tracker discount', increasing liquidity in the stock and creating a stronger acquisition currency. In addition, we recently took advantage of the attractive debt markets to raise capital at Starz, and we have more opportunities to deploy it at a combined Liberty Media.”
The conversion of shares of Liberty Starz common stock will be effected pursuant to Article IV, Section A.2(b)(ii) of Liberty's restated charter and will result in the conversion of all of the outstanding shares of Liberty Starz common stock on the Conversion Date unless, pursuant to the restated charter, the board determines to terminate the Conversion prior to the Conversion Date. The conversion does not require any action by Liberty's shareholders and will have no impact on the businesses, assets and liabilities of Liberty. Following the conversion, Liberty will have two series of common stock, which will trade under the Nasdaq symbols LMCA and LMCB.
Liberty's board also determined to increase the repurchase authorization for Liberty Capital common stock to $1.25 billion following the conversion.

Holders of certificated shares of Liberty Starz common stock will receive a letter of transmittal from Computershare Trust Company, N.A., with instructions on how to surrender their certificates formerly representing shares of Liberty Starz common stock for certificates representing shares of the corresponding series of Liberty Capital common stock. Certificated holders must surrender their stock certificates, together with a completed and duly executed letter of transmittal (and any other documentation required thereby), to Computershare, Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, in order to receive certificates representing their Liberty Capital common stock shares.  With respect to holders of Liberty Starz common stock held in book-entry form, their accounts will be debited for all of their shares of Liberty Starz common stock and immediately credited with the applicable number and series of shares of Liberty Capital common stock on the Conversion Date.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: (1) the Liberty Starz group (Nasdaq: LSTZA, LSTZB), which includes its interest in Starz, LLC, and (2) the Liberty Capital group (Nasdaq: LCAPA, LCAPB), which includes its subsidiaries Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interest in SiriusXM, Live Nation and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

Contact:	Courtnee Ulrich
(720) 875-5420